FOR IMMEDIATE RELEASE

October 23, 2006

MILLENNIUM BANKSHARES ANNOUNCES RECORD THIRD QUARTER EARNINGS OF $1.0 MILLION; 93% INCREASE FROM PRIOR YEAR;

YTD EARNINGS UP 61% FROM PRIOR YTD

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  Diluted earnings per share for the quarter of $0.11, up 83% from prior year.

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  Diluted earnings per share for year-to-date of $0.29, up 61% from prior YTD.

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  Assets grow to $558.4 million, up 32% since year-end 2005.

Reston, VA – October 23, 2006 – Millennium Bankshares Corporation (Nasdaq: MBVA) today announced record net income for the quarter ended September 30, 2006 of $1.0 million, or $0.11 per diluted share, versus $518,000, or $0.06 per diluted share, for the same period in 2005, an increase of 93%.   Net income for the nine months ended September 30, 2006 was $2.7 million, or $0.29 per diluted share, versus $1.6 million, or $0.18 per diluted share, for the same period in 2005, an increase of 61%.

“This is the third consecutive quarter that we have reported record quarterly earnings and the first time we have ever reported quarterly earnings of $1.0 million,” stated Carroll C. Markley, President and CEO.  “We also reached another milestone with end of period assets exceeding $500 million for the first time.   I am encouraged by our asset growth and improving profitability and we expect further improvement in our operating results in the fourth quarter.  In January, we disclosed our expectations for the year, and I am pleased to say that we are ahead of the 7.25% return on equity target and right on track with the 65% efficiency ratio target and $0.41 in earnings per share.  On a quarterly run-rate basis, we are well ahead of all three measures.”

Income Statement Overview

Return on average assets and return on average equity for the quarter ended September 30, 2006 were 0.77% and 8.17%, respectively, as compared to 0.48% and 4.18% for the same quarter in 2005.  The improvement in net income and profitability was attributable in large measure to improved operating efficiency.  The Company’s efficiency ratio improved from 76.5% in third quarter 2005 to 62.4% in third quarter 2006.  The net interest margin declined from 3.22% in third quarter 2005 to 2.84% in third quarter 2006 due to changes in balance sheet composition, revised deposit pricing strategies implemented during 2006, and the negative effects of the inverted yield curve on borrowing costs.  Although the nonperforming assets to total assets ratio increased during the quarter, overall asset quality remained strong, and the required loan loss provision during the third quarter 2006 was $121,000 less than the same period last year. The changes in other income and operating expense between the periods are reflective of the previously disclosed reorganization of the mortgage operation in late 2005 and a company-wide focus on expense control.  The effective tax rate declined to 22.6% in third quarter 2006 from 36.7% in the same quarter last year reflecting the positive impact of the Company’s purchase of municipal securities and bank owned life insurance, the income from which is not subject to federal tax.

Return on average assets and return on average equity for the nine months ended September 30, 2006 were 0.77% and 7.40%, respectively, as compared to 0.53% and 4.50% for the same period in 2005.  The improvement in net income and profitability was attributable in large measure to the same factors described above, including improved operating efficiency, a reduction in the provision for loan losses, and a lower effective tax rate.

Balance Sheet Overview

Comparing September 30, 2006 to December 31, 2005, investments increased 23% as the Company executed an investment leveraging strategy early in 2006 designed to utilize capital until loan volume increased.  Net loans increased by $54.1 million, with the bulk of the increase reflected in loans secured by commercial or residential real estate, while loans held for sale increased by $40.5 million.  Total deposits increased by $133.4 million.  The bulk of this increase was driven by a time deposit promotion, and the Company has also implemented several strategies to improve its demand deposit base.  We expect a continued upward trend in demand deposit growth in 2006 as a result of these strategies.  The Company is also effectively leveraging its capital base, with its ratio of equity to assets at 8.99% at September 30, 2006, down from 11.31% at December 31, 2005.

Non-GAAP Presentations

This press release refers to the efficiency ratio, which is computed by dividing noninterest expense by the sum of fully taxable equivalent net interest income and noninterest income. This is a non-GAAP financial measure that we believe provides investors with important information regarding our operating efficiency.  Comparison of our efficiency ratio with those of other companies may not be possible because other companies may calculate the efficiency ratio differently.

Cautionary Statement

The foregoing expectations constitute forward-looking statements that are based upon various factors and current assumptions management believes are reasonable.   However, projections are inherently uncertain, and our actual results for 2006 may differ significantly from these expectations due to uncertainties and risks related to our business, including those described below under the heading “Forward-Looking Statements.”

Forward-Looking Statements

This news release contains comments, information and guidance that constitute forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995) that are based on current expectations that involve a number of risks and uncertainties. Actual results may differ materially from the results expressed in forward-looking statements. Factors that might cause such a difference include changes in interest rates and interest rate relationships; demand for products and services; the degree of competition by traditional and non-traditional competitors; changes in banking regulation; changes in tax laws; changes in prices, levies, and assessments; the impact of technological advances; governmental and regulatory policy changes; the outcomes of contingencies and litigation; trends in customer behavior as well as their ability to repay loans; changes in the national and local economy; and other factors, including risk factors, referred to from time to time in filings made by Millennium Bankshares with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2005. Millennium Bankshares undertakes no obligation to update or clarify forward-looking statements, whether as a result of new information, future events or otherwise.

About Millennium Bankshares

Millennium Bankshares Corporation is a financial holding company headquartered in Reston, Virginia. It was incorporated in 1998 and began operations in April 1999. Millennium provides commercial and consumer banking services through Millennium Bank, National Association. Millennium Bank is a nationally chartered community bank with seven banking offices – five in Northern Virginia (Reston (2), Great Falls, Herndon and Warrenton) and two in Richmond, Virginia (Broad Street and Colonial Heights). The bank provides a broad range of commercial and retail banking services designed to meet the needs of businesses and consumers in the communities it serves. The bank’s internet address is www. millenniumbank.com.

Contacts:

Carroll C. Markley, President and CEO

(703) 464-1970

Dale G. Phelps, CFO

(703) 464-1962

Millennium Bankshares Corporation
Financial Highlights
(Unaudited)

	Three Months Ended			Nine Months Ended
(Dollars in thousands, except per share data)	September 30,		%	September 30,		%
	2006	2005	Change	2006	2005	Change
Operations
Interest income	$8,556	$6,356	34.6	$21,934	$17,861	22.8
Interest expense	5,254	3,036	73.1	12,656	8,238	53.6
Net interest income	3,302	3,320	-0.5	9,278	9,623	-3.6
Provision for loan losses	99	220	-55.0	154	599	-74.3
Net interest income after provision
for loan losses	3,203	3,100	3.3	9,124	9,024	1.1
Other income (1)	758	1,174	-35.4	2,025	3,778	-46.4
Operating expense (1)	2,667	3,456	-22.8	7,724	10,326	-25.2
Income before income taxes	1,294	818	58.2	3,425	2,476	38.3
Income tax expense	293	300	-2.3	763	827	-7.7
Net income	1,001	518	93.2	2,662	1,649	61.4

Per Share Data
Basic earnings per share	0.11	0.06	83.3	0.30	0.19	57.9
Diluted earnings per share	0.11	0.06	83.3	0.29	0.18	61.1
Book value per share	5.63	5.48	2.7
Closing stock price	8.75	7.70	13.6
Weighed average shares-Basic	8,909,135	8,798,481		8,895,347	8,790,970
Weighted average shares-Diluted	9,104,595	8,956,423		9,112,942	8,920,153

Selected Average Balance Sheet Data
Investments	$157,094	$117,876	33.3	$147,234	$113,380	29.9
Loans, net (including loans held for sale)	331,544	292,278	13.4	289,047	281,772	2.6
Total assets	517,691	431,154	20.1	462,292	415,465	11.3
Deposits	395,763	303,143	30.6	337,278	301,247	12.0
Borrowings	71,057	75,777	-6.2	74,454	62,856	18.5
Shareholders' equity	48,624	49,220	-1.2	48,095	49,007	-1.9

Performance Ratios
Return on average assets	0.77%	0.48%		0.77%	0.53%
Return on average equity	8.17%	4.18%		7.40%	4.50%
Net interest margin	2.84%	3.22%		3.00%	3.26%
Efficiency ratio (1)	62.43%	76.53%		65.14%	76.80%
Nonperforming assets to total assets	0.56%	0.13%
Net charge-offs to average loans	-0.01%	0.06%		-0.01%	0.08%
Allowance for loan losses to loans held for investment	1.11%	1.28%

	September 30,	December 31,
Selected Balance Sheet Data	2006	2005
Investments	$157,967	$128,365	23.1
Loans, net	302,257	248,203	21.8
Loans, held for sale	62,508	22,044	183.6
Total assets	558,397	421,515	32.5
Deposits	432,363	298,996	44.6
Borrowings	73,557	73,215	0.5
Shareholders' equity	50,217	47,693	5.3

  (1) 2005 amounts reclassified to reflect "net gain" presentation for gains on sale of mortgage loans sold